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                                                                      EXHIBIT 23

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Household International, Inc.:

We consent to the incorporation of our report dated March 1, 2004, included in this Annual Report on Form 10-K of Household International, Inc. (the Company) as of December 31, 2003 (successor basis) and December 31, 2002 (predecessor basis) and for the period January 1, 2003 through March 28, 2003 (predecessor basis), for the period March 29, 2003 through December 31, 2003 (successor basis), and for each of the years in the two-year period ended December 31, 2002 (predecessor basis), into the Company's previously filed Registration Statements No. 2-86383, No. 33-21343, No. 33-45454, No. 33-45455, No. 33-52211, No.
33-58727, No. 333-00397, No. 33-44066, No. 333-03673, No. 333-39639, No.
333-58287, No. 333-58289, No. 333-58291, No. 333-47073, No. 333-36589, No.
333-30600, No. 333-50000, No. 333-70794, No. 333-71198, No. 333-83474 and No.
333-99107 on Form S-8 and Registration Statements No. 333-70744, No. 333-60510, No. 333-65679, No. 333-01025, and No. 333-100737 on Form S-3.

Our report dated March 1, 2004 contains an explanatory paragraph that states effective March 28, 2003, HSBC Holdings plc acquired all of the outstanding stock of Household International, Inc. in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.

/s/ KPMG LLP

Chicago, Illinois
March 1, 2004